EXHIBIT 99.8

SECURITIES REPURCHASE AGREEMENT

This SECURITIES REPURCHASE AGREEMENT (this “Agreement”), dated as of September 20, 2010, is entered into between Fosun International Limited, a Hong Kong corporation (the “Seller”), and Focus Media Holding Limited, a Cayman Islands limited company (“Focus Media”).

W I T N E S S E T H:

WHEREAS, as of the date hereof, the Seller owns the Repurchased ADSs (as defined herein);

WHEREAS, the Seller desires to sell, convey, transfer and assign to Focus Media, and Focus Media desires to repurchase, acquire and accept from the Seller, the Repurchased ADSs, upon the terms and subject to the conditions set forth herein; and

WHEREAS, certain terms used in this Agreement are defined in Section 1.1.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereto hereby covenant and agree as follows:

ARTICLE I

DEFINITIONS

1.1           Certain Definitions.  For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“ADSs” means American Depositary Shares, each representing five ordinary shares, par value US$0.00005 per share, of Focus Media.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and, for purposes of this definition, the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract, as trustee or executor, or otherwise.

“Business Day” means any weekday that the banks in the Cayman Islands, the Hong Kong S.A.R., the People’s Republic of China, and the United States of America are generally open for business.

“Contract” means any written servicing agreement, management agreement, remarketing agreement, support services agreement, purchase agreement, loan agreement, indenture, letter of credit (including related letter of credit applications and reimbursement obligations), mortgage, security agreement, pledge agreement, deed of trust, bond, note, guarantee, surety obligation, warranty agreement, license, franchise agreement, power of attorney, purchase order, sales order, lease or endorsement agreement, and any other written agreement, contract, instrument, obligation, plan, offer, commitment, arrangement or understanding to which a Person is a party or by which any of its properties or assets may be bound or affected, in each case as amended, supplemented, waived or otherwise modified.

“Governmental Body” means any government or governmental, quasi-governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, or local, or any agency, board, bureau, instrumentality or authority thereof, or any court, arbitrator, tribunal or other public body.

“Law” means any federal, state, local or foreign law, statute, code, ordinance, rule or regulation having the force of law, declaration or agency requirement.

“Liability” means any debt, liability, commitment, obligation, demand or assessment of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any Contract or tort based on negligence or strict liability).

“Lien” means any lien, pledge, mortgage, security interest, charge, claim, lease, option, easement, servitude, right of first refusal, right of first offer or other restrictive covenant or agreement, voting trust or agreement, transfer restriction (other than transfer restrictions arising under applicable federal, state or foreign statutory Laws) or other similar restriction or encumbrance.

“NASDAQ” means the NASDAQ Stock Market.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Organizational Documents” means: (i) with respect to any corporation, its articles or certificate of incorporation and by-laws, (ii) with respect to any limited liability company, the limited liability company or operating agreement and articles of organization or articles or certificate of formation of a limited liability company and (iii) with respect to any other type of entity, its organizational or constituent documents.

“Permits” means any approvals, authorizations, consents, licenses, permits, clearances, qualifications or certificates of a Governmental Body or self-regulatory organization.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Purchase Price” means an amount equal US$ 200,000,010.

“Repurchased ADSs” means an aggregate of  9,523,810 ADSs owned by the Seller as of the date hereof.

1.2           Terms Defined Elsewhere in this Agreement.  For purposes of this Agreement, the following terms have meanings set forth in the Sections indicated:

Term	Section

Agreement	Preamble
Chosen Courts	7.3(b)
Closing	3.1
Closing Date	3.1
Focus Media	Preamble
Focus Media Documents	5.2
Seller Documents	4.2
Seller	Preamble

1.3           Other Definitional and Interpretive Matters.  Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(a)           Dollars.  Any reference in this Agreement to US$ shall mean United States dollars.

(b)           Schedules.  All Schedules attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Disclosure of any item in a Schedule shall be deemed to be disclosure made with respect to each other Schedule to which the relevance of such disclosure is readily apparent on its face.  Disclosure of any item on any Schedule shall not constitute an admission or indication that such item or matter is material or would have a material adverse effect on the ability of the Seller to perform its obligations under this Agreement or to consummate the transactions hereby.  No disclosure on a Schedule relating to a possible breach or violation of any Contract, Law, Permit or Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred.  Any capitalized terms used in any Schedule, but not otherwise defined therein, shall be defined as set forth in this Agreement

(c)           Gender and Number.  Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(d)           Headings and Captions.  The division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.  All references in this Agreement to any “Section” or “Article” are to the corresponding Section or Article of this Agreement unless otherwise specified.

(e)           Herein.  The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(f)            Including.  The word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(g)           Documents.  References to any Contract or other document, including this Agreement, include references to such Contract or document as it may be amended, supplemented, replaced or restated from time to time in accordance with its terms and subject to compliance with any applicable restrictions or requirements set forth therein.

(h)           Interpretation.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

REPURCHASE AND SALE; PURCHASE PRICE

2.1           Repurchase and Sale of the Repurchased ADSs.  At the Closing, on the terms and subject to the conditions set forth in this Agreement, the Seller shall sell, convey, transfer and assign to Focus Media, and Focus Media shall repurchase, acquire and accept from the Seller, all of the Seller’s right, title and interest in and to the Repurchased ADSs.

2.2           Payment of the Purchase Price.  At the Closing, Focus Media shall pay to the Seller an aggregate cash amount equal to the Purchase Price by wire transfer of immediately available funds to the account or accounts designated by the Seller.

ARTICLE III
CLOSING

3.1           Closing Date.  The consummation of the purchase and sale of the Repurchased ADSs as provided in Article II (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP located at ICBC Tower, 35/F, 3 Garden Road, Central, Hong Kong (or at such other place as the parties hereto may designate) within five (5) Business Days after the date of this Agreement, unless another time, date or place is agreed to by the parties hereto (the “Closing Date”).

3.2           Deliveries by Focus Media.  At the Closing, Focus Media shall deliver, or caused to be delivered, to the Seller the following:

(a)           the Purchase Price in accordance with Section 2.2; and

(b)           an executed counterpart by Focus Media to the Joint Instruction Letter; and

(c)           such other documents and instruments necessary to consummate the transactions contemplated by this Agreement upon the terms and conditions set forth in this Agreement, all of which shall be in form and substance reasonably satisfactory to the Seller.

3.3           Deliveries by the Seller.  At the Closing, the Seller shall deliver, or cause to be delivered, to Focus Media the following:

(a)           one or more receipts acknowledging payment of the Purchase Price by Focus Media;

(b)           an executed counterpart by the Seller to the Joint Instruction Letter; and

(c)           such other documents and instruments necessary to consummate the transactions contemplated by this Agreement upon the terms and conditions set forth in this Agreement, all of which shall be in form and substance reasonably satisfactory to Focus Media.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to Focus Media as of the date hereof and as of the Closing Date as follows:

4.1           Organization and Good Standing.  The Seller is duly incorporated, validly existing and in good standing under the Laws of Hong Kong.  The Seller is duly qualified or authorized to conduct its business and is in good standing under the Laws of each jurisdiction where such qualification is required.

4.2           Authorization and Enforceability of Agreement.  The Seller has the full legal right and all requisite power and authority to execute and deliver this Agreement and each Contract, document or certificate contemplated by this Agreement or to be executed and delivered in connection with the consummation of the transactions contemplated by this Agreement (the “Seller Documents”) and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by the Seller of this Agreement and the Seller Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite action on the part of the Seller and no additional corporate or shareholder authorization or consent is or will be required in connection with the execution, delivery and performance by the Seller of this Agreement or the Seller Documents or the consummation of the transactions contemplated hereby and thereby.  This Agreement has been, and each of the Seller Documents will be at or prior to the Closing, duly executed and delivered by the Seller, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and the Seller Documents when so executed and delivered will constitute, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and to general principles of equity.

4.3           Ownership of the Repurchased ADSs.  The Seller is and shall be on the Closing Date the sole record and beneficial owner and holder of, and has good and valid title to, the Repurchased ADSs free and clear of any Liens (other than Liens in favor of Focus Media or created by or on behalf of Focus Media).  The sale and delivery of the Repurchased ADSs as contemplated by this Agreement are not subject to any preemptive right, right of first refusal or other right or restriction, and the Seller is not a party to any voting trust, proxy or other Contract with respect to the voting or transfer of the Repurchased ADSs that will survive the Closing Date.  Upon the delivery of the Repurchased ADSs pursuant to Section 2.1, Focus Media will acquire good and valid title to the Repurchased ADSs free and clear of any Liens (other than Liens in favor of Focus Media or created by or on behalf of Focus Media).

4.4           Conflicts; Consents of Third Parties.

(a)           None of the execution and delivery by the Seller of this Agreement or the Seller Documents, or the consummation of the transactions contemplated hereby or thereby, or compliance by the Seller with any of the provisions hereof or thereof will (i) violate the Organizational Documents of the Seller, (ii) contravene, conflict with or constitute or result in a breach or violation in any material respect of any Law, Order or Permit applicable to the Seller or its assets or by which the Seller is bound, (iii) contravene, conflict with, breach or violate, constitute a default under, or result in or permit the termination or cancellation (whether after the giving of notice or the lapse of time or both) of any rights or obligations, or result in a loss of any benefit or imposition of any penalties, under any Contract to which the Seller is a party or by which its properties or assets are subject or bound or (iv) result in the creation of or imposition of any Liens (other than Liens created by or on behalf of Focus Media) on the Repurchased ADSs.

(b)           No consent, waiver, approval, Order, Permit or authorization of, or filing with, or notification to, any Governmental Body or any self-regulatory organization applicable to the Seller, is required on the part of the Seller in connection with (i) the execution and delivery of this Agreement, the Seller Documents and any other Contracts to be executed and delivered in connection with the transactions contemplated hereby and thereby, (ii) compliance by the Seller with any of the provisions hereof or thereof, or (iii) the consummation of the transactions contemplated hereby or thereby, except for any filing required with the U.S. Securities and Exchange Commission to disclose the entry into this Agreement and the transactions contemplated hereby.

4.5           Financial Advisors.  Except for fees and expenses which shall be paid by the Seller or any of its Affiliates, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Seller or any of its Affiliates who is or who might be entitled to any fee or commission or like payment from any of the parties hereto or any of their respective Affiliates in connection with the transactions contemplated hereby.

4.6           Seller Acknowledgements.

(a)           The Seller: (i) has sufficient knowledge and expertise to evaluate the business and financial condition of Focus Media, its Affiliates and its subsidiaries and the merits and risks of the purchase and sale of the Repurchased ADSs; (ii) has conducted its own independent investigation of such matters as is necessary for the Seller to make an informed decision with respect to purchase and sale of the Repurchased ADSs, and has had the opportunity to ask questions of, and receive answers, from Focus Media and its officers and directors, and to obtain such additional information which Focus Media, its Affiliates or its subsidiaries possess or could acquire without unreasonable effort or expense, as the Seller deems necessary or appropriate, and all such questions have been answered to the Seller’s full satisfaction; (iii) has made its own assessment and has satisfied itself concerning relevant tax, legal and other economic considerations relevant to the purchase and sale of the Repurchased ADSs; (iv) has not relied, and will not rely, upon any other party for any investigation into, assessment of, or evaluation or information with respect to the Repurchased ADSs, Focus Media, its Affiliates, its subsidiaries or the purchase and sale of the Repurchased ADSs; and (v) can bear any economic loss as a result of the purchase and sale of the Repurchased ADSs.  Neither such inquiries nor any other due diligence investigations conducted by the Seller or its advisors shall imply that Focus Media has made any representation or warranty in respect of Focus Media, its Affiliates, its subsidiaries, the Repurchased ADSs or the purchase and sale of the Repurchased ADSs, other than the matters set forth herein.

(b)           The Seller acknowledges and understands that Focus Media and its Affiliates and representatives may be in possession of material non-public information not known to the Seller.  The Seller further acknowledges that such information may be indicative of a value of the Repurchased ADSs that may be substantially less or substantially more than the Purchase Price or otherwise adverse to the Seller and that such information may be material to the Seller’s decision to sell the Repurchased ADSs.

4.7           No Other Representations or Warranties.  Except for the representations and warranties contained in this Article IV, the Seller does not make any other express or implied representation or warranty with respect to any matter, including with respect to (i) the Seller, (ii) the Repurchased ADSs, (iii) Focus Media or its Affiliates, (iv) the condition, value, quality or future revenues, costs, expenditures, cash flow, results of operations, collectability of accounts receivable, financial condition, projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures or prospects that may result from the acquisition of the Repurchased ADSs, or (v) the accuracy or completeness of any of the information provided or made available to Focus Media, its Affiliates or their respective agents or representatives prior to the execution of this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF FOCUS MEDIA

Focus Media represents and warrants to the Seller as of the date hereof and as of the Closing Date as follows:

5.1           Organization and Good Standing.  Focus Media is duly organized, validly existing and in good standing under the Laws of the Cayman Islands.  Focus Media is duly qualified or authorized to conduct its business and is in good standing under the Laws of each jurisdiction where such qualification is required.

5.2           Authorization and Enforceability of Agreement.  Focus Media has the full legal right and all requisite power and authority to execute and deliver this Agreement and each Contract, document or certificate contemplated by this Agreement or to be executed and delivered in connection with the consummation of the transactions contemplated by this Agreement (the “Focus Media Documents”) and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Focus Media of this Agreement and the Focus Media Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite action on the part of Focus Media, and no additional corporate or shareholder authorization or consent is or will be required in connection with the execution, delivery and performance by Focus Media of this Agreement or the Focus Media Documents or the consummation of the transactions contemplated hereby and thereby.  This Agreement has been, and each of the Focus Media Documents will be at or prior to the Closing, duly executed and delivered by Focus Media, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and the Focus Media Documents when so executed and delivered will constitute, valid and binding obligations of Focus Media, enforceable against Focus Media in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and to general principles of equity.

5.3           Conflicts; Consents of Third Parties.

(a)           None of the execution and delivery by Focus Media of this Agreement or the Focus Media Documents, or the consummation of the transactions contemplated hereby or thereby, or compliance by Focus Media with any of the provisions hereof or thereof will (i) violate the Organizational Documents of Focus Media, (ii) contravene, conflict with or constitute or result in a breach or violation in any material respect of any Law, Order or Permit (including, without limitation, (x) the Securities Act of 1993, as amended, and the rules and regulations thereunder, (y) the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder and (z) the rules and regulations of NASDAQ) applicable to Focus Media or its assets or by which Focus Media is bound or (iii) contravene, conflict with, breach or violate, constitute a default under, or result in or permit the termination or cancellation (whether after the giving of notice or the lapse of time or both) of any rights or obligations, or result in a loss of any benefit or imposition of any penalties, under any Contract to which Focus Media is a party or by which its properties or assets are subject or bound.

(b)           No consent, waiver, approval, Order, Permit or authorization of, or filing with, or notification to, any Governmental Body or any self-regulatory organization applicable to Focus Media, is required on the part of Focus Media in connection with (i) the execution and delivery of this Agreement, the Focus Media Documents and any other Contracts to be executed and delivered in connection with the transactions contemplated hereby and thereby, (ii) compliance by Focus Media with any of the provisions hereof or thereof, or (iii) the consummation of the transactions contemplated hereby or thereby, except for any filing required with the U.S. Securities and Exchange Commission to disclose the entry into this Agreement and the transactions contemplated hereby.

5.4           Financial Advisors.  Except for fees and expenses which shall be paid by Focus Media or any of its Affiliates, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Focus Media or any of its Affiliates who is or who might be entitled to any fee or commission or like payment from any of the parties hereto or any of their respective Affiliates in connection with the transactions contemplated hereby.

5.5           No Other Representations or Warranties.  Except for the representations and warranties contained in this Article V, Focus Media does not make any other express or implied representation or warranty with respect to any matter, including, with respect to (i) Focus Media, (ii) the Repurchased ADSs, (iii) the Seller or its Affiliates, (iv) the condition, value, quality or future revenues, costs, expenditures, cash flow, results of operations, collectability of accounts receivable, financial condition, projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures or prospects that may result from the acquisition of the Repurchased ADSs, or (v) the accuracy or completeness of any of the information provided or made available to the Seller, its Affiliates or their respective agents or representatives prior to the execution of this Agreement.

ARTICLE VI

COVENANTS

6.1           Further Assurances.  Each of the Seller and Focus Media shall use its commercially reasonable efforts to (a) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (b) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

6.2           Release.  To the fullest extent permitted by law, the Seller hereby releases and waives any and all claims, causes of action, actions, proceedings, suits, judgments, liens and executions, whether known or unknown claims and causes of action now or hereafter arising, whether in law or in equity (including attorneys’ fees), against Focus Media or its Affiliates or its or its Affiliates’ respective current and former partners, officers, directors, employees, controlling persons, representatives and agents arising from, based upon or relating to any non-disclosure as described in Section 4.6 hereof or the Seller’s failure to review the information provided to the Seller as described in Section 4.6 hereof and further covenants not to sue Focus Media or its Affiliates or its or its Affiliates’ respective current and former partners, officers, directors, employees, controlling persons, representatives and agents for any loss, damage or liability arising from, based upon or relating to such non-disclosure or the Seller’s failure to review such disclosed information.

ARTICLE VII

MISCELLANEOUS

7.1          Expenses.  Except as otherwise provided in this Agreement, each party hereto shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other Contract, certificate and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

7.2          Entire Agreement; Amendments and Waivers.  This Agreement (including the Schedules hereto) represents the entire understanding and agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof.  This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

7.3          Governing Law, etc.

(a)           This Agreement shall be governed by and construed in accordance with the Laws of the State of New York applicable to contracts made and performed in such State without giving effect to the choice of Law principles of such State that would require or permit the application of the laws of another jurisdiction.

(b)           The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York or any other New York State court sitting in New York City (the “Chosen Courts”) over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined only in the Chosen Courts.  The parties hereto hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in the Chosen Courts or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c)           Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 7.4.  Nothing in this Section 7.3(c) will limit the jurisdictions in which a judgment of the Chosen Courts may be enforced.

(d)           EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

7.4          Notices.  All notices, service of process and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one (1) business day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to the Seller, to:

Fosun International Limited
Suite 808, ICBC Tower

3 Garden Road

Central, Hong Kong
Facsimile:	+8621-63322997
Attention:	Mr. Pan Dong Hui

with copies (which shall not constitute notice) to:

Faegre & Benson LLP
2200 Wells Fargo Center
90 S. Seventh Street
Minneapolis, MN 55402
USA

Facsimile:	+1-612-766-1600
Attention:	Mr. John Havema

If to Focus Media, to:

Focus Media Holding Limited
28F, No. 369, Zhaofeng World Trade Tower

Jiangsu Road, Shanghai

PRC 200050

Facsimile:	+86 (21) 5240-0950
Attention:	Alex Deyi Yang

with copies (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
ICBC Tower, 35/F
3 Garden Road
Central, Hong Kong
Facsimile:	+852-2869-7694
Attention:	Mr. Chris K.H. Lin, Esq.

7.5          Severability.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to the Seller, on the one hand, or Focus Media, on the other hand.  Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

7.6          Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement except as provided below.  No assignment of this Agreement or of any rights or obligations hereunder may be made by any of the parties hereto, directly or indirectly (by operation of law or otherwise), without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void.

7.7          Non-Recourse; Limitation of Liability.

(a)           No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of the Seller or any of its Affiliates shall have any Liability for any obligations or Liabilities of the Seller under this Agreement or the Seller Documents of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.  No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of Focus Media or any of its Affiliates shall have any Liability for any obligations or Liabilities of Focus Media under this Agreement or Focus Media Documents of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

(b)           EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT THE SELLER SHALL NOT HAVE ANY LIABILITY FOR OR BE RESPONSIBLE FOR ANY LOSSES TO FOCUS MEDIA, ITS AFFILIATES OR ANY OTHER PERSON WITH RESPECT TO ANY BREACHES OF THE SELLER’S REPRESENTATIONS AND WARRANTIES IN ARTICLE IV (AS MODIFIED BY THE SCHEDULES HERETO) IN EXCESS OF THE PURCHASE PRICE.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT FOCUS MEDIA SHALL NOT HAVE ANY LIABILITY FOR OR BE RESPONSIBLE FOR ANY LOSSES TO THE SELLER, ITS AFFILIATES OR ANY OTHER PERSON WITH RESPECT TO ANY BREACHES OF FOCUS MEDIA’S REPRESENTATIONS AND WARRANTIES IN ARTICLE V IN EXCESS OF THE PURCHASE PRICE.

7.8          Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.  Signed counterparts of this Agreement may be delivered by facsimile and by scanned PDF image.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers as of the date first written above.

FOCUS MEDIA HOLDING LIMITED

By:	/s/ Yang Deyi
Name: Yang Deyi
Title: Director and General Manager

FOSUN INTERNATIONAL LIMITED

By:	/s/ Guo Guangchang
Name: Guo Guangchang
Title: Chairman

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